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                                                                 EXHIBIT (a)(10)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 5, 2003 and the related Letters of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is intended to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     UP TO 3,813,591 SHARES OF COMMON STOCK
                                       AND
                             UP TO 478,080 SHARES OF
             CUMULATIVE VOTING CONVERTIBLE PREFERRED STOCK, SERIES B
                                       OF
                              OLD STONE CORPORATION
                                       AT
                           $1.00 NET PER COMMON SHARE
                                       AND
                                 $10.00 NET PER
             CUMULATIVE VOTING CONVERTIBLE PREFERRED SHARE, SERIES B
                                       BY
                          MANTICORE PROPERTIES II, L.P.

     Manticore Properties II, L.P., a Delaware limited partnership (the "Purchaser") is offering to purchase up to 3,813,591 shares of Common Stock, par value $1.00 per share ("Common Shares") and up to 478,080 shares of Cumulative Voting Convertible Preferred Stock, Series B, par value $1.00 per share ("Preferred Shares" and together with the Common Shares, the "Shares"), of Old Stone Corporation, a Rhode Island corporation (the "Company"), at a price of $1.00 per Common Share and $10.00 per Preferred Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 5, 2003 (the "Offer to Purchase") and in the related Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY JUNE 3, 2003, UNLESS THE OFFER IS EXTENDED. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. CERTAIN CONDITIONS TO THE OFFERING ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

     Purchaser is seeking to purchase shares pursuant to the Offer in order to make a speculative investment in the outcome of the Action (as defined in the Offer to Purchase) which the Company has initiated against the Federal Government. See Section 8 of the Offer to Purchase for more information about the Action. The Purchaser is not seeking to acquire or influence control of the business of the Company.

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     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) the Letters of Transmittal (or facsimile thereof), relating to the Common Shares and/or Preferred Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letters of Transmittal. No subsequent offering period will be available.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If more than 3,813,591 Common Shares or 478,080 Preferred Shares (or such greater number of Common Shares or Preferred Shares as Purchaser elects to accept for payment and pay for) are validly tendered prior to the Expiration Date (as defined in the Offer to Purchase), and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 3,813,591 Common Shares and 478,080 Preferred Shares (or such greater number of Common Shares or Preferred Shares) on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the "Proration Period"). In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, Purchaser does not expect to announce the final results of proration or pay for any Shares until at least seven New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from the Information Agent.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2 2003 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses as set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered

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by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole reasonable discretion, whose determination will be final and binding. The Purchaser expressly reserves the right, in its sole reasonable discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

     Sales of Shares pursuant to the Offer will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer will realize gain or loss equal to the difference between the adjusted basis of the Shares sold and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of employee stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer, including the application and effect of federal, state, local, foreign or other tax laws.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     A request has been made to the Company pursuant to Rule 14d-5 under the Exchange Act and under the Rhode Island Business Corporation Act for the use of the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with such request and Rule 14d-5 and the Rhode Island Business Corporation Act pertaining to such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser, or, if it so elects, the materials will be mailed by the Company.

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     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for copies of the Offer to Purchase, the Letters of Transmittal and other tender offer documents may be directed to the Information Agent, as set forth below, and copies will be furnished at the Purchaser's expense. A soliciting dealers fee of $0.10 per Common Share and $0.40 per Preferred Share will be payable by Purchaser to brokers, nominees or other persons for soliciting tenders of Shares of their clients pursuant to the Offer. We will not pay any such fees on account of Shares beneficially owned by such brokers or nominees or other persons.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                              D.F. KING & CO., INC.
                                 48 Wall Street
                               New York, NY 10005
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                    All Others Call Toll-free: (800) 549-6650

     May 5, 2003

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